Exhibit 5.1

Our ref	SQG/610333-000003/28964631v5
Email	juno.huang@maples.com

Origin Agritech Limited

c/o Maples Corporate Services (BVI) Limited

Kingston Chambers

PO Box 173

Road Town, Tortola

British Virgin Islands

30 June 2025

Dear Sirs

Origin Agritech Limited (the "Company")

We are lawyers licensed and registered to advise on the laws of the British Virgin Islands. We have acted as counsel as to British Virgin Islands law in connection with the Company's filing with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended, of the Company's registration statement on Form F-3 (Registration No. 333-277955) dated 30 June 2025 including all amendments or supplements thereto (the "Registration Statement") relating to future issuance and sale by the Company, on a delayed or continuous basis, from time to time in one or more offerings up to a total public offering price of US$30,000,000, the following securities:

a)	ordinary shares of no par value of the Company (the “Shares");

b)	warrants to subscribe for Shares of the Company (the “Warrants”) to be issued under warrant agreements to be entered into between the Company and the warrant agent for such Warrants thereunder (the “Warrant Agreements”); and

c)	units comprising of Shares and Warrants (the "Units") to be issued under unit agreements to be entered into between the Company and the unitholder for such Units thereunder (the "Unit Agreements").

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The public records of the Company on file and available for public inspection at the Registry of Corporate Affairs in the British Virgin Islands (the "Registry of Corporate Affairs") on 27 June 2025, including the Company's Certificate of Incorporation and its Memorandum and Articles of Association (the "Memorandum and Articles").

1.2	A list of the Company's directors provided by the Registry of Corporate Affairs dated 27 June 2025 (a copy of which is attached as Annexure A) (the "Registry List of Directors").

1.3	The unanimous written resolution of the board of directors of the Company dated 26 June 2025 (the "Resolutions").

1.4	The corporate records of the Company maintained at its registered office in the British Virgin Islands.

1.5	A certificate of good standing with respect to the Company issued by the Registrar of Corporate Affairs dated 27 June 2025 (the "Certificate of Good Standing").

1.6	The Registration Statements.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the British Virgin Islands which are in force on the date of this opinion letter. In giving the following opinions we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter, of the Registry List of Directors and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	The Memorandum and Articles remain in full force and effect and are unamended.

2.2	The Resolutions were signed by all the directors of the Company (the "Directors") in the manner prescribed in the Memorandum and Articles of the Company, including as to the disclosure of any director's interests (if applicable), and have not been amended, varied or revoked in any respect

2.3	The members of the Company (the "Members") have not restricted or limited the powers of the directors of the Company in any way.

2.4	The minute book and corporate records of the Company as maintained at its registered office in the British Virgin Islands are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the Members and directors (or any committee thereof) (duly convened in accordance with the Memorandum and Articles) and all resolutions passed at the meetings, or passed by written resolution or consent, as the case may be.

2.5	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate.

2.6	All signatures, initials and seals are genuine.

2.7	That all public records of the Company which we have examined are accurate and that the information disclosed by the searches which we conducted against the Company at the Registry of Corporate Affairs is true and complete and that such information has not since then been altered and that such searches did not fail to disclose any information which had been delivered for registration but did not appear on the public records at the date of our searches.

2.8	There is no contractual or other prohibition or restriction (other than as arising under British Virgin Islands law) binding on the Company prohibiting or restricting it from issuing the Ordinary Shares.

2.9	The Company has received, or will receive, money or money's worth in consideration for the issue of the Ordinary Shares.

2.10	There will be a sufficient number of Ordinary Shares authorised for issue under the Company's Memorandum and Articles at the time of issuance.

2.11	The Warrant Agreements and the Warrants, and the Unit Agreements and the Units are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York and all other relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.12	The choice of the laws of the State of New York as the governing law of the Warrant Agreements and the Warrants, and the Unit Agreements and the Units, will be made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York and any other relevant jurisdiction (other than the British Virgin Islands) as a matter of the laws of the State of New York and all other relevant laws (other than the laws of the British Virgin Islands).

2.13	The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws and regulations of the British Virgin Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Warrants and the Warrant Agreements and the Unit Agreements and the Units.

2.14	There is nothing under any law (other than the laws of the British Virgin Islands) which would or might affect the opinions set out below.

2.15	No invitation has been or will be made by or on behalf of the Company to the public in the British Virgin Islands to subscribe for any of the Ordinary Shares.

2.16	The Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction. Nor have the directors and/or Members taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company's property or assets.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company is a company limited by shares registered with limited liability under the BVI Business Companies Act (As Revised) (the "Act"), is in good standing at the Registry of Corporate Affairs, is validly existing under the laws of the British Virgin Islands and possesses the capacity to sue and be sued in its own name.

3.2	With respect to the Shares, when (i) the board of directors of the Company (the Board") has taken all necessary corporate action to approve the issue thereof, the terms of the offering thereof and related matters; (ii) the issue of such Shares has been recorded in the Company’s register of members (shareholders); and (iii) the subscription price of such Shares has been fully paid in cash or other consideration approved by the Board, the Shares will be duly authorised, validly issued, fully paid and non-assessable. As a matter of British Virgin Islands law, a share is only issued when it has been entered in the register of members (shareholders).

3.3	With respect to each issue of Warrants, when (i) the Board has taken all necessary corporate action to approve the creation and terms of the Warrants and to approve the issue thereof, the terms of the offering thereof and related matters; (ii) a Warrant Agreement relating to the Warrants shall have been duly authorised and validly executed and delivered by the Company and the warrant agent thereunder; and (iii) the certificates representing the Warrants have been duly executed, countersigned, registered and delivered in accordance with the Warrant Agreement relating to the Warrants and the applicable definitive purchase, underwriting or similar agreement approved by the Board upon payment of the consideration therefor provided therein, the Warrants will be duly authorised, and will constitute legal and binding obligations of the Company.

3.4	With respect to each issue of Units, when (i) the Board has taken all necessary corporate action to approve the creation and terms of the Units and to approve the issue thereof, the terms of the offering thereof and related matters; (ii) a Unit Agreement relating to the Units shall have been duly authorised and validly executed and delivered by the Company and all the relevant parties thereunder in accordance with all relevant laws; and (iii) when such Units issued thereunder have been duly executed and delivered on behalf of the Company and auehtnticated in the manner set forth in the Unit Agreement relating to such issue of Units and delivered against due payment therefor pursuant to, and in accordance with, the terms of the Registration Statement and any relevant prospectus supplement, such Units issued pursuant to the Unit Agreement will have been duly executed, issued and delivered.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	To maintain the Company in good standing with the Registrar of Corporate Affairs under the laws of the British Virgin Islands, annual filing fees must be paid and returns made to the Registrar of Corporate Affairs within the time frame prescribed by law.

4.2	The obligations assumed by the Company under the Warrant Agreements or the Warrants and the Unit Agreements and the Units issued thereunder will not necessarily be enforceable in all circumstances in accordance with their terms. In particular:

(a)	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to or affecting the rights of creditors;

(b)	enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

(c)	some claims may become barred under relevant statutes of limitation or may be or become subject to defences of set-off, counterclaim, estoppel and similar defences;

(d)	where obligations are to be performed in a jurisdiction outside the British Virgin Islands, they may not be enforceable in the British Virgin Islands to the extent that performance would be illegal under the laws of that jurisdiction;

(e)	the courts of the British Virgin Islands have jurisdiction to give judgment in the currency of the relevant obligation;

(f)	arrangements that constitute penalties will not be enforceable;

(g)	enforcement may be prevented by reason of fraud, coercion, duress, undue influence, misrepresentation, public policy or mistake or limited by the doctrine of frustration of contracts;

(h)	an agreement made by a person in the course of carrying on unauthorised financial services business is unenforceable against the other party under section 50F of the Financial Services Commission Act (As Revised);

(i)	provisions imposing confidentiality obligations may be overridden by compulsion of applicable law or the requirements of legal and/or regulatory process;

(j)	the courts of the British Virgin Islands may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Warrant Agreements or the Unit Agreements in matters where they determine that such proceedings may be tried in a more appropriate forum;

(k)	we reserve our opinion as to the enforceability of the relevant provisions of a Transaction Document to the extent that it purports to grant exclusive jurisdiction as there may be circumstances in which the courts of the British Virgin Islands would accept jurisdiction notwithstanding such provisions; and

(l)	a company cannot, by agreement or in its articles of association, restrict the exercise of a statutory power and there is doubt as to the enforceability of any provision in the Warrant Agreements and the Unit Agreements whereby the Company covenants to restrict the exercise of powers specifically given to it under the Act including, without limitation, the power to increase its maximum number of shares, amend its memorandum and articles of association or present a petition to a British Virgin Islands court for an order to wind up the Company.

4.3	We reserve our opinion as to the extent to which the courts of the British Virgin Islands would, in the event of any relevant illegality or invalidity, sever the relevant provisions of the Warrant Agreements or the Unit Agreements and enforce the remainder of the Warrant Agreements or the Unit Agreements or the transaction of which such provisions form a part, notwithstanding any express provisions in the Warrant Agreements or the Unit Agreements in this regard.

4.4	We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-British Virgin Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the Warrant Agreements or the Warrants or the Unit Agreements and the Units.

4.5	We have not reviewed the final form of any of the Warrant Agreements or the Warrants and the Unit Agreements and the Units to be issued thereunder, and our opinions are qualified accordingly.

4.6	Under section 42 of the Act, the entry of the name of a person in the register of members of a company as a holder of a share in a company is prima facie evidence that legal title in the share vests in that person. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of inaccuracy or omission).

4.7	In this opinion, the phrase "non-assessable" means, with respect to the shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, and in absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, be liable for additional assessments or calls on the shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstance in which a court may be prepared to pierce or lift the corporate veil).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions, which are the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statements. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the SEC thereunder.

The opinions in this opinion letter are strictly limited to the matters contained in the opinions section above and do not extend to any other matters. We have not been asked to review and we therefore have not reviewed any of the ancillary documents relating to the Ordinary Shares and express no opinion or observation upon the terms of any such document.

This opinion letter may be relied upon by the Company's legal advisors as to United States laws for the purposes solely of any legal opinion that they may be required to give with respect to the Registration Statement.

Yours faithfully

/S/ Maples and Calder (Hong Kong) LLP